Exhibit (d)(4)

Execution Version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of July 24, 2022 (this “Limited Guarantee”), by One Planet Group, LLC, a Delaware limited liability company (the “Guarantor”) in favor of AutoWeb, Inc., a Delaware corporation (the “Guaranteed Party”).

1.  GUARANTEE. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) by and among Unity AC 1, LLC, a Delaware limited liability company (“Parent”), the Guaranteed Party and Unity AC 2, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), pursuant to which Parent will acquire 100% of the outstanding equity interests in the Guaranteed Party, through the merger of Acquisition Sub with and into the Guaranteed Party, with the Guaranteed Party surviving such merger as the surviving corporation (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, guarantees to the Guaranteed Party the due and punctual performance and discharge of the obligation of Parent to pay to the Guaranteed Party the Reverse Termination Fee under Section 7.3(b) of the Merger Agreement, if, as and when the Reverse Termination Fee becomes payable under the Merger Agreement, in the amount of $1,000,000.00 (the “Guaranteed Obligation”). In no event shall the Guarantor’s aggregate liability hereunder in respect of the Guaranteed Obligation exceed $1,000,000.00 (such limitation on the liability with respect to the Guaranteed Obligation being herein referred to as the “Aggregate Fee Cap”); it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Aggregate Fee Cap (and to the provisions of Sections 7 and 8 hereof). This Limited Guarantee may be enforced for money damages only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

If Parent fails to discharge its Guaranteed Obligation when due, then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Guaranteed Obligation shall, at the Guaranteed Party’s option, become due and payable (up to the Aggregate Fee Cap), and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to fully discharge its Guaranteed Obligation, take any and all actions available hereunder to collect the Guarantor’s liabilities hereunder in respect of such Guaranteed Obligation, subject to the Aggregate Fee Cap. The Guaranteed Party further acknowledges that in the event that Parent and/or Acquisition Sub has satisfied a portion but not all of the Guaranteed Obligation, payment in full of the unsatisfied Guaranteed Obligation by Guarantor (or by any other Person on behalf of Guarantor) shall constitute satisfaction in full of such Guarantor’s obligations to the Guaranteed Party with respect thereto.

In furtherance of the foregoing, the Guarantor acknowledges that its liability hereunder shall extend to the full amount of the Guaranteed Obligation (subject to the Aggregate Fee Cap), and the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guaranteed Obligation (subject to the Aggregate Fee Cap), regardless of whether any such action is brought against Parent or Acquisition Sub or whether Parent or Acquisition Sub is joined in any such action or actions.

2.  NATURE OF GUARANTEE. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Acquisition Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligation in the event that Parent or Acquisition Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder in respect of the Guaranteed Obligation. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made. This Limited Guarantee is a guarantee of payment and not of collection.

3.  CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligation, and may also make any agreement with Parent or Acquisition Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Subject to the termination of this Limited Guarantee as provided herein, the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Acquisition Sub; (b) any change in the time, place or manner of payment of the Guaranteed Obligation, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligation; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Acquisition Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Acquisition Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Acquisition Sub or the Company, whether in connection with the Guaranteed Obligation or otherwise; or (g) the adequacy of any other means the Company may have of obtaining payment of the Guaranteed Obligation. To the fullest extent permitted by applicable Legal Requirement, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Legal Requirement which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligation incurred and all other notices of any kind (other than notices to Parent or Acquisition Sub pursuant to the Merger Agreement and notices pursuant to this Limited Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium applicable Legal Requirement or other similar applicable Legal Requirement now or hereafter in effect or any right to require the marshalling of assets of Parent or Acquisition Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably waives any rights that it may now have or hereafter acquire against Parent, Acquisition Sub or any other Person interested in the transaction contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Acquisition Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Acquisition Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until all amounts payable by the Guarantor under this Limited Guarantee (which shall be subject to the Aggregate Fee Cap) shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Limited Guarantee (which shall be subject to the Aggregate Fee Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Limited Guarantee. Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that: (i) to the extent Parent is relieved of the Guaranteed Obligation under the Merger Agreement, the Guarantor shall be similarly relieved of its corresponding payment obligations under this Limited Guarantee solely in respect of such relieved obligations; and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Aggregate Fee Cap) that would be available to Parent and/or Acquisition Sub or any assignee of Parent and/or Acquisition Sub under the Merger Agreement with respect to the Guaranteed Obligation, as well as any defense in respect of fraud by the Guaranteed Party or any of its Affiliates, or with respect to a breach by the Guaranteed Party of this Limited Guarantee.

4.  REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)  it is a duly organized and validly existing limited liability company in good standing under the laws of the jurisdiction of its organization, it has all requisite limited liability company power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s operating agreement or any applicable Legal Requirement, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with in all material respects by the Guarantor, and no other action by, and no notice to or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) assuming due execution and delivery of the Merger Agreement by all parties thereto and of this Limited Guarantee by the other parties hereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)  the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee (whether through uncalled capital commitments the Guarantor has the right to call or otherwise), and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

5.  NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person (except by operation of Legal Requirements) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party). Any attempted assignment in violation of this section shall be null and void.

6.  NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) in writing by hand delivery, by facsimile transmission with confirmation of receipt, by email with confirmation of transmission or by overnight delivery by a nationally recognized courier service, in each case to the address (or facsimile number) listed below (or to such other address or facsimile number as a party may designate by written notice specifically for such purpose to other parties) as follows:

if to the Guarantor:

One Planet Group, LLC

1820 Bonanza Street

Walnut Creek, CA 94596

Attention: Legal Department

Email: legal@oneplanetstudios.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606

Attention: Jodi Simala and William Kucera

Fax: (312) 706-8436

Email: jsimala@mayerbrown.com and wkucera@mayerbrown.com

if to the Guaranteed Party:

AutoWeb, Inc.

6410 Oak Canyon, Suite 250

Irvine, California 92618

Attention: Glenn E. Fuller

Executive Vice President, Chief Legal Officer and Secretary

Email Address: AutoLegal@autoweb.com

and with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071
Attention: Matthew Dubeck

Fax: (213) 229-6622
Email: mdubeck@gibsondunn.com

7.  CONTINUING GUARANTEE. Unless terminated pursuant to this Section 7, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and binding on the Guarantor, its successors and permitted assigns until the Guaranteed Obligation has been indefeasibly and irrevocably paid in full (subject to the Aggregate Fee Cap). Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and the Guarantor shall have no further liability or obligations under or in connection with this Limited Guarantee from and after, as of the earliest of: (a) the Effective Time, if the Closing occurs; (b) the valid termination of the Merger Agreement in accordance with its terms (i) by mutual consent of the parties thereto pursuant to Section 7.1(a) of the Merger Agreement and (ii) three (3) months following any other valid termination of the Merger Agreement; provided, however, that if, on or prior to the date of termination of this Limited Guarantee pursuant to clause (b)(ii), the Guaranteed Party shall have commenced any litigation in respect of a claim for payment or concerning the enforcement of this Limited Guarantee against the Guarantor, this Limited Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction of any obligations finally determined or agreed to be owed by the Guarantor (or its permitted assignee), consistent with the terms hereof. Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability with respect to the Guaranteed Obligation to the Aggregate Fee Cap or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, asserts that the Guarantor is liable in respect of this Limited Guarantee in excess of or to a greater extent than the Aggregate Fee Cap, or asserts any theory of liability (whether at law or in equity whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party (as defined in Section 8 hereof) with respect to this Limited Guarantee, the Financing Commitment, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in Section 8 hereof) asserted by the Guaranteed Party against the Non-Recourse Party(ies), then: (i) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void; (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover and retain such payments; and (iii) neither the Guarantor nor any other Non-Recourse Party shall have any obligations or liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guarantee, the Financing Commitment, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby.

8.  NO RECOURSE. The Guaranteed Party acknowledges and agrees that the sole asset of Parent and Acquisition Sub is cash in a de minimis amount (less than $1,000) and that no additional funds are expected to be contributed to Parent or Acquisition Sub unless and until the Acceptance Time occurs under the Merger Agreement. By its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that: (a) no Person other than the Guarantor shall have any obligations under or in connection with this Limited Guarantee, (b) the Guarantor shall have no obligations under or in connection with this Limited Guarantee except as expressly provided by this Limited Guarantee, and (c) it, any of its Affiliates, or any Person purporting to claim by or through any of them or for the benefit of any of them, has no remedy, recourse or right of recovery against, and no personal liability shall attach to, any Non-Recourse Party (as hereinafter defined), whether by or through attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel Parent or Acquisition Sub to enforce any rights that they may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise, in any way under or in connection with this Limited Guarantee, the Financing Commitment, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), except that the Guaranteed Party may assert claims: (i) against the Guarantor under, and pursuant to the terms of, this Limited Guarantee (subject to the Aggregate Fee Cap) (“Retained Guarantee Claims”); (ii) against the Guarantor for specific performance of the

Guarantor’s obligation under its Financing Commitment to fund its commitment thereunder in accordance with and pursuant to Section 1 thereof (“Retained ECL Claims”); (iii) against Parent or Acquisition Sub in accordance with and pursuant to the terms of the Merger Agreement (“Retained Merger Agreement Claims”); and (iv) claims in respect of the Confidentiality Agreement solely with respect to the parties thereto (“Retained Confidentiality Claims”, and together with the claims described in clauses (i) through (iii) collectively, the “Retained Claims”). As used herein, the term “Non-Recourse Parties” shall mean, Parent, Acquisition Sub, the Guarantor and, any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and the providers of debt financing for the Merger and related transactions. The Guaranteed Party hereby covenants and agrees that it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement (including, without limitation, the Financing Commitment), or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against the Guarantor, Parent, Acquisition Sub or any other Non-Recourse Party, except for (i) Retained Guarantee Claims asserted by the Guaranteed Party against the Guarantor, (ii) Retained ECL Claims brought by the Guaranteed Party against the Guarantor, (iii) Retained Merger Agreement Claims brought by the Guaranteed Party against Parent and Acquisition Sub, and Retained Confidentiality Claims brought by the Company against Parent. Other than the other Non-Recourse Parties, no Person other than the Guarantor and the Guaranteed Party shall have any rights or remedies under or in connection with this Limited Guarantee or the transactions contemplated hereby.

9.  GOVERNING LAW; JURISDICTION. THIS LIMITED GUARANTEE, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATED TO ANY OF THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring, maintain and defend any such action or proceeding exclusively in the Chancery Court of the State of Delaware (as just described, the “Chosen Courts”), and solely in connection with such actions or proceedings: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if effected pursuant to the applicable laws of the State of Delaware or in accordance with Section 6 of this Limited Guarantee (other than by facsimile transmission).

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING CONTEMPLATED BY SECTION 9 HEREOF IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT

HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10. A COPY OF THIS PROVISION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION AND THAT ANY SUCH ACTION WILL INSTEAD BY TRIED BY A JUDGE SITTING WITHOUT JURY.

11. COUNTERPARTS. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in .pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. THIRD PARTY BENEFICIARIES. This Limited Guarantee shall be binding upon and inure solely to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guarantee the parties intend that all Non-Recourse Parties other than the Guarantor shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

13.  RELATIONSHIP OF THE PARTIES; SEVERAL LIABILITY. Each party acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Limited Guarantee are solely contractual in nature. In no event shall Parent, Acquisition Sub or the Guarantor hereunder be considered an “affiliate”, “security holder” or “representative” of the Company for any purpose of this Limited Guarantee.

14.  CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided that no such written consent is required for any disclosure of this Limited Guarantee by the Guaranteed Party: (i) to its Affiliates and its Representatives; or (ii) to the extent required by applicable Legal Requirement, the applicable rules of any national securities exchange or in connection with any U.S. Securities and Exchange Commission filing relating to the Merger.

15.  NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or allowed it by Legal Requirements or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

16.  MISCELLANEOUS.

(a)  This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings,

understandings and agreements, whether written or oral, among the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand, with respect to such subject matter. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Without limitation of Section 3 of the Merger Agreement, the Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. Without limitation of Section 2 of the Merger Agreement, the Guarantor and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b)  Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder with respect to the Guaranteed Obligation to the Aggregate Fee Cap provided in Section 1 hereof and to the provisions of Sections 7, 8 and 9 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)  All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

THE GUARANTOR:

ONE PLANET GROUP, LLC

By:	/s/ Payam Zamani
Name: Payam Zamani
Title: President & CEO

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

THE GUARANTEED PARTY:

AUTOWEB, INC.

By:	/s/ Glenn E. Fuller
Name: Glenn E. Fuller
Title: Executive Vice President, Chief Legal Officer and Secretary

[Signature Page to Limited Guarantee]